EXHIBIT 15
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August 11, 2003

Board of Directors and Stockholders
Hudson Highland Group, Inc.
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Hudson Highland Group, Inc. for the periods ended June 30, 2003 and 2002, as indicated in our report dated July 29, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in the Registration Statements of Hudson Highland Group, Inc. on Forms S-8, numbers 333-104209, 333-104210 and 333-104212.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ BDO Seidman, LLP
New York, New York